 Exhibit (a)(1)(C)
U.S. OFFER TO PURCHASE FOR CASH
COMMON SHARES, PAR VALUE S/ 1.00 PER SHARE,
HELD BY U.S. HOLDERS
AND
AMERICAN DEPOSITARY SHARES, EACH OF WHICH REPRESENTS FIVE COMMON SHARES,
HELD BY ALL HOLDERS, WHEREVER LOCATED,
OF
AENZA S.A.A.
(FORMERLY GRAÑA Y MONTERO S.A.A.)
PURSUANT TO THE U.S. OFFER TO PURCHASE DATED JUNE 16, 2021
BY
IG4 CAPITAL INFRASTRUCTURE INVESTMENTS LP
WHICH IS JOINTLY OWNED BY
IG4 CAPITAL PRIVATE EQUITY INVESTMENTS II-A LP
IG4 CAPITAL PRIVATE EQUITY INVESTMENTS II-B LP
IG4 CAPITAL PRIVATE EQUITY INVESTMENTS II-C LP
AND
IG4 CAPITAL INFRASTRUCTURE CO-INVESTMENTS A LP
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 15, 2021, UNLESS THE U.S. OFFER IS EXTENDED.
June 16, 2021
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We, Innisfree M&A Incorporated, have been engaged by IG4 Capital Infrastructure Investments LP, a limited partnership organized under the laws of Scotland (“Purchaser”), which is jointly owned by IG4 Capital Private Equity Investments II-A LP, IG4 Capital Private Equity Investments II-B LP, IG4 Capital Private Equity Investments II-C LP and IG4 Capital Infrastructure Co-Investments A LP, each a limited partnership organized under the laws of England and Wales (collectively, “IG4”), to act as information agent (the “Information Agent”) in connection with the offer by Purchaser to purchase Common Shares and ADSs (each as defined below) for cash, dated June 16, 2021 (together with any amendments or supplements thereto, the “Offer to Purchase”). Purchaser is offering to purchase 107,198,601 common shares, par value S/ 1.00 per share (each, a “Common Share,” and collectively, the “Common Shares”), of Aenza S.A.A. (formerly Graña y Montero S.A.A.), a publicly-held corporation (sociedad anónima abierta) organized under the laws of Peru (the “Company”), including Common Shares represented by American Depositary Shares (each of which represents five (5) Common Shares) (each, an “ADS,” and collectively, the “ADSs”), delivered by The Bank of New York Mellon, acting as depositary (the “ADS Depositary”), pursuant to that certain Deposit Agreement, dated as of December 31, 2018, among the Company, the ADS Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), which represent in the aggregate approximately 12.29% of the outstanding Common Shares, including Common Shares represented by ADSs, through concurrent tender offers in Peru and in the United States.
Purchaser is offering to purchase Common Shares from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”), and ADSs from all holders, wherever located, for S/ 1.88 per Common Share and S/ 9.40 per ADS (each such amount, the “Offer Price”), in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer — Terms of the U.S. Offer — Material Terms — Consideration and Payment” of the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “U.S. Offer”).
Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to them in the Offer to Purchase.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 15, 2021, UNLESS THE U.S. OFFER IS EXTENDED.
For your information and for forwarding to your clients for whose accounts you hold ADSs, wherever located, in your name or in the name of your securities intermediary, the following documents are enclosed:
1.   The Offer to Purchase, dated as of June 16, 2021;
2.   A printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;
3.   The ADS Letter of Transmittal with enclosed Internal Revenue Service (“IRS”) Form W-9, for your use and for the information of your clients; and
4.   A return envelope addressed to you.
Your attention is directed to the following:
1.   The U.S. Offer commenced on June 16, 2021 and will expire at 5:00 p.m., New York City time, on July 15, 2021, unless the U.S. Offer is extended (the latest time and date at which the U.S. Offer will expire, the “Expiration Date”).
2.   Concurrent with the U.S. Offer, Purchaser is making an offer, in accordance with the provisions of Sub-section II, Section III of Title III of the Securities Market Law of Peru, Single Text of Administrative Procedures, approved by Supreme Decree No. 093-2002-EF (the “Peru Securities Market Law”), the provisions of the Tender Offer Regulations of Peru, approved by CONASEV Resolution No. 009-2006-EF/94.10, as amended from time to time (the “Peru Tender Offer Regulations”), and certain exemptions to the Peru Tender Offer Regulations granted by the Superintendence of the Stock Market in Peru to Purchaser by means of Oficio No. 2517-2020-SMV/11.1, to purchase Common Shares from all holders of Common Shares, wherever located (the “Peru Offer,” and together with the U.S. Offer, the “Offers”), for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.
3.   The U.S. Offer is open to all U.S. holders of Common Shares and all holders of ADSs, wherever located. U.S. holders of Common Shares who wish to participate in the Offers may do so by either (a) depositing, at no cost to such holders, their Common Shares with the ADS Depositary, for issuance of ADSs, which may be tendered in the U.S. Offer or (b) tendering their Common Shares in the Peru Offer. Holders of Common Shares that are not U.S. holders may not use the Offer to Purchase and may only tender their Common Shares into the Peru Offer. A separate prospectus, for use by holders of Common Shares, wherever located, is being published concurrently in Peru, in accordance with the Peru Securities Market Law and the Peru Tender Offer Regulations.
4.   Purchaser is offering to purchase 107,198,601 Common Shares, including Common Shares represented by ADSs, in the aggregate, pursuant to the Offers, which represents approximately 12.29% of the outstanding Common Shares, including Common Shares represented by ADSs. If more than 107,198,601 Common Shares, including Common Shares represented by ADSs, are validly tendered (and not properly withdrawn) in the Offers, Purchaser will purchase a pro rata number of Common Shares, including Common Shares represented by ADSs (with adjustments to avoid purchases of fractional Common Shares or ADSs (although “odd-lots” of fewer than five (5) Common Shares (“Odd-Lots”) will be accepted to the extent practicable)), from all tendering holders of Common Shares and ADSs, so that Purchaser would purchase no more than 107,198,601 Common Shares, including Common Shares represented by ADSs, in the aggregate pursuant to the Offers (see “The U.S. Offer —Terms of the U.S. Offer — Proration” of the Offer to Purchase).
5.   The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion and, in relation to holders of ADSs only, a fee of U.S. $0.05 per ADS for the cancellation of the tendered ADSs as provided in the Deposit Agreement), to such holders. A cancellation fee will not apply to U.S. holders of Common Shares who tender their Common Shares into the U.S. Offer in accordance with the procedures described in the Offer to Purchase.
Purchaser expects to announce the final results of the Offers, including the results of the application of proration (if applicable), within two (2) trading days after the Expiration Date, and to pay for Common Shares and ADSs accepted for payment on the third (3rd) trading day after the Expiration Date. For purposes of the Offer to Purchase, “trading day” means any day on which both the Lima Stock Exchange (Bolsa de Valores de Lima) and the New York Stock Exchange, Inc. are open for trading. The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be converted by Larraín Vial Sociedad Agente de Bolsa S.A., which has been appointed by Purchaser to act as tender agent in the Peru Offer (the “Peru Tender Agent”), from Peruvian Soles to U.S. dollars based on the “Applicable Exchange Rate” and will be deposited by the Peru Tender Agent with The Bank of New York Mellon, which has been appointed by Purchaser to act as tender agent for the U.S. Offer (the “U.S. Tender Agent”), on the second (2nd) trading day after the Expiration Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate obtainable by the Peru Tender Agent on the spot market in Lima, Peru on the second (2nd) trading day after the Expiration Date. All payments to tendering holders of ADSs or U.S. holders of Common Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent (see “The U.S. Offer — Acceptance for Payment and Payment for Common Shares and/or ADSs” of the Offer to Purchase).
6.   The Offers are subject to the satisfaction or waiver of certain conditions as described in the section “The U.S. Offer — Conditions to the Offers” of the Offer to Purchase.
7.   Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than certain parties as described in the section “The U.S. Offer — Fees and Expenses” of the Offer to Purchase) for soliciting tenders of Common Shares and/or ADSs pursuant to the U.S. Offer. IG4 may reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials relating to the Offers to their customers.
8.   Under no circumstances will Purchaser pay interest on the consideration paid for Common Shares and ADSs pursuant to the U.S. Offer, regardless of any delay in making such payment (see “The U.S. Offer — Terms of the U.S. Offer — Acceptance for Payment and Payment for Common Shares and/or ADSs” of the Offer to Purchase).
9.   Purchaser is not providing for guaranteed delivery procedures. Therefore, you may not accept the U.S. Offer by delivery of a notice of guaranteed delivery. The only methods for accepting the U.S. Offer are the procedures set forth in the Offer to Purchase (see “The U.S. Offer — Procedures for Tendering into the U.S. Offer” of the Offer to Purchase).
10.   If a holder of Common Shares or ADSs that is a U.S. person for U.S. federal income tax purposes does not provide a properly completed IRS Form W-9 that is signed under penalties of perjury, and which includes the holder’s correct taxpayer identification number (which generally is the holder’s social security or federal employer identification number), or does not otherwise establish an exemption, such holder may be subject to required backup U.S. federal income tax withholding (at a rate of 24%) of the gross proceeds payable to such holder in exchange for its Common Shares or ADSs. A copy of IRS Form W-9 is included with the ADS Letter of Transmittal. A tendering holder of ADSs that is not a U.S. person may establish such holder’s exemption from backup withholding by submitting to the applicable withholding agent a properly completed IRS Form W-8, signed under penalties of perjury, which the Information Agent will provide upon request and which may be obtained from the IRS on its Internet website: www.irs.gov (see “The U.S. Offer — Tax Considerations — Information Reporting and Backup Withholding” of the Offer to Purchase).
11.   U.S. holders of Common Shares that wish to participate in the U.S. Offer may, pursuant to the instructions contained in the Offer to Purchase, deposit their Common Shares for issuance of ADSs (each of which will represent five (5) Common Shares) that will be tendered into the U.S. Offer (subject to proration) as set forth in the Offer to Purchase (see “The U.S. Offer — Procedures for Tendering into the U.S. Offer — Tender of Common Shares” of the Offer to Purchase). To do so, prior to the Expiration Date, they must (a) deposit, or instruct their local custodian or securities intermediary to deposit, their Common Shares with Scotiabank Perú as custodian (the “ADS Custodian”), for the account of the ADS Depositary using the account details set forth below, (b) instruct the ADS Depositary to register ADSs in their name on an uncertificated basis, by supplying the instructions set forth below to the ADS Custodian, and (c) properly complete, duly execute and deliver an ADS Letter of Transmittal covering those ADSs, and any other required documents, to the U.S. Tender Agent, at one of addresses set forth below. Local custodians and securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender Common Shares and may charge a transaction or service fee. U.S. holders of Common Shares should consult their local custodian or securities intermediary to determine the cut-off time and date applicable to them, and whether they will be charged any transaction or service fee.
U.S. holders of Common Shares should instruct their local custodian or securities intermediary to deliver the Common Shares they intend to tender into the U.S. Offer to the ADS Custodian, using the following account details:
Scotiabank Perú
Scotiabank BIC: Cavali S.A. ICLV R.U.T. No.: For the account of: Place of Settlements (PSET): Attn.:	BSUDPEPL 320695 The Bank of New York Mellon DR CVLIPEPLXXX Ronald Alpiste Rodriguez, Jaime Eduardo Soto Salas, Manuel Moreno Sanchez, Gianmarco Alexander Ormaeche Aranda
Ref:	IG4 / ADS issuance for tender into the U.S. Offer
The delivery of the Common Shares to the ADS Custodian must be accompanied by the following instructions to be supplied to the ADS Custodian:
Name of holder to whom the ADSs
are to be registered:
Ref:	IG4 / ADS issuance for tender into the U.S. Offer
In order for the ADSs representing tenders from U.S. holders of Common Shares to be validly tendered, the ADS Letter of Transmittal must be sent to the U.S. Tender Agent with the same registered holder’s information supplied above to the ADS Custodian.
Each ADS will represent five (5) Common Shares. U.S. holders of Odd-Lots who wish to participate in the U.S. Offer may deposit these Odd-Lots with the ADS Custodian as described above. To the extent practicable, the ADS Depositary will combine Odd-Lots of Common Shares with other Odd-Lots to create whole ADSs that Purchaser will accept for payment, upon the terms and subject to the conditions of the U.S. Offer.
To the extent that Purchaser accepts for payment such Common Shares, including Odd-Lots, tendered in the U.S. Offer, after the application of proration, if applicable, Purchaser will purchase the ADSs representing those Common Shares. U.S. holders of Common Shares will not be responsible for any fees relating to the deposit of Common Shares with the ADS Depositary for issuance of ADSs to be tendered into the U.S. Offer or any fees relating to the subsequent cancellation of the ADSs accepted for payment pursuant to the U.S. Offer. To the extent Purchaser does not accept for payment such Common Shares tendered in the U.S. Offer, those ADSs will be surrendered for cancellation and the Common Shares will be returned to the account in Cavali S.A. ICLV specified in the ADS Letter of Transmittal.
12.   To validly tender ADSs represented by deposits of Common Shares by U.S. holders, send the ADS Letter of Transmittal properly completed and duly executed bearing an original signature (with any required signature guarantees), together with all other documents required by the ADS Letter of Transmittal (including American Depositary Receipts evidencing tendered ADSs, if applicable), to the U.S. Tender Agent at the address set forth on the back cover of the Offer to Purchase, such that the U.S. Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date.
13.   In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs into the U.S. Offer, the ADSs must be tendered by such securities intermediary of the ADS holder before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (a) a confirmation of a book-entry transfer of the tendered ADSs into its account at The Depository Trust Company and (b) an Agent’s Message (as defined in the section “The U.S. Offer —Procedures for Tendering into the U.S. Offer” of the Offer to Purchase).
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF IG4, PURCHASER, THE INFORMATION AGENT, THE U.S. TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
You may request additional information or copies of the Offer to Purchase, the ADS Letter of Transmittal and any other documents from us as Information Agent at our address and telephone numbers set forth below.
The Information Agent for the U.S. Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Holders may call toll free: 1 (888) 750-5834 (from the U.S. and Canada)
From outside the U.S. and Canada, please call:
+1 (412) 232-3651
Banks and Brokers may call collect:
(212) 750-5833
Email (for material requests only):
info@innisfreema.com